Exhibit 19.1 The First Bancorp, Inc. Insider Trading Policy

THE FIRST BANCORP, INC.
INSIDER TRADING POLICY
Purpose
    This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the common stock of The First Bancorp, Inc. (the “Company”) and the handling of confidential information about the Company or its subsidiary, First National Bank (the “Bank”), and the companies with which the Bank does business. The Company’s Board of Directors has adopted this Policy to promote compliance with federal and state securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade in securities on the basis of that information.
Persons Subject to the Policy
    This Policy applies to all officers, directors and employees of the Company or the Bank. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below.
Transactions Subject to the Policy
    This Policy applies to transactions in the Company’s common stock, options to purchase the Company’s common stock or any other type of securities that the Company may issue, as well as transactions in securities issued by other entities where the person engaging in the transaction uses information obtained while working for the Company or the Bank.
Individual Responsibility
    Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company or the Bank and to not engage in transactions in Company stock while in possession of material nonpublic information about the Company or the Bank. Persons subject to this Policy must not engage in illegal trading and must also avoid the appearance of improper trading. Each individual is responsible for making sure that they comply with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy.
    In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company and the Bank for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations”.

Administration of the Policy
    The Senior Executive Assistant shall serve as the primary Compliance Officer for the purposes of this Policy, and in their absence, the Chief Financial Officer or another employee designated by the Compliance Officer shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.
Statement of Policy
    It is the policy of the Company that no director, officer, other employee of the Company or the Bank, or any other person designated by this Policy or by the Compliance Officer as subject to this Policy who is aware of material nonpublic information relating to the Company or the Bank may, directly, or indirectly through family members or other persons or entities:
1.Engage in transactions in Company stock, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans” or “Transactions Not Involving a Purchase or Sale”;
2.Recommend the purchase or sale of Company stock;
3.Disclose material nonpublic information to persons within the Company or the Bank whose jobs do not require them to have that information, or outside of the Company or the Bank to other persons, including but not limited to family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company or the Bank; or
4.Assist anyone engaged in the above activities.
In addition, it is the policy of the Company that no director, officer, other employee of the Company or the Bank, or any other person designated as subject to this Policy who, in the course of working for the Company or the Bank learns of material non-public information about a company with which the Bank does business, including a customer or vendor of the Bank, may trade in that company’s securities until the information becomes public or is no longer material.
There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s and the Bank’s reputation for adhering to the highest standards of conduct.
Definition of Material Nonpublic Information
    Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s stock price when publicly disclosed or known, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
Projections of or expectations for future earnings or losses, or other earnings guidance;
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Changes to previously announced earnings guidance, or the decision to suspend the announcement of earnings guidance;
A pending or proposed merger, acquisition or tender offer;
A pending or proposed acquisition or disposition of a significant asset;
A Company or Bank restructuring;
A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
Borrowings or other financing transactions out of the ordinary course;
The establishment of a repurchase program for Company stock;
A change in the Bank’s revenues or cost structure;
Major marketing changes;
A change in management;
A change in auditors or notification that the auditor’s reports may no longer be relied upon;
Pending or threatened significant litigation or regulatory investigation or proceedings, or the resolution of such litigation or proceedings;
Impending bankruptcy or the existence of severe liquidity problems, or pending default under a material agreement or other obligation;
The gain or loss of a significant customer or vendor;
A significant cybersecurity incident, such as a data breach; or
The imposition of an event-specific restriction on trading in Company stock or the securities of another company or the extension or termination of such restriction.
When Information is considered Nonpublic. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape”, newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website.
By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s or the Bank’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.
Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until the trading day after the day on which the information is released.
If, for example, the Company were to make an announcement on a Monday, you should not trade in Company stock until Tuesday. Depending on the particular circumstances, the Company may
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determine that a longer or shorter period should apply to the release of specific material nonpublic information.
Transactions by Family Members & Others
    This Policy applies to your family members who reside with you (including spouse, child, child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company stock are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company stock (collectively referred to as “Family Members”).
    You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company stock; and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Member.
Transactions by Entities that You or Family Members Influence or Control
    This Policy applies to any entities that you or your Family Members influence or control, including any corporations, limited liability companies, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purpose of this Policy and applicable securities laws as if they were for your own account.
Transactions Under Company Plans
    This Policy does not apply in the case of the following transactions, except as specifically noted:
    Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option for cash consideration pursuant to the Company plans. This Policy does apply, however, to any sale of stock as part of a cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
    Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock nor the automatic deduction of shares by the Company from stock awards to satisfy the minimum statutory tax withholding liability upon the vesting of restricted stock award. The policy does apply, however, to any open market sale of vested shares, including to satisfy tax liabilities.
    401(k) Plan. This Policy does not apply to the purchase of Company stock in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election.
    This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in liquidation of some or all of your Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund. It should be noted that sales of Company stock from a 401(k)
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account is also subject to Rule 144, and therefore affiliates of the Company for Rule 144 purposes should ensure that a Form 144 is filed when required.
    Employee Stock Purchase Plan. This Policy does not apply to purchases of Company stock in the employee stock purchase plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy also does not apply to purchases of Company stock resulting from lump sum contributions to the plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to your election to participate in the plan for any enrollment period, and to your sales of Company stock purchased pursuant to the plan.
    Dividend Reinvestment Plan. This Policy does not apply to purchases of Company stock under the Company’s dividend reinvestment plan resulting from your reinvestment of dividends paid on Company stock. This policy does apply, however, to voluntary purchases of Company stock resulting from additional contributions you choose to make to the dividend reinvestment plan, and to your election to participate in the plan or increase your level of participation in the plan. This Policy also applies to your sale of any Company stock purchased pursuant to the plan.
Transaction Not Involving a Purchase or Sale
    Bona fide gifts of Company stock are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company stock while the officer, employee or director is aware of material nonpublic information, or the person making the gift is subject to the trading restrictions specified below under the heading “Additional Procedures” and the sale by the recipient of the Company stock occurs during a blackout period. For Section 16 purposes, bona fide gifts require a Form 4 filing within two business days. Further, transactions in mutual funds that are invested in Company stock are not transactions subject to this Policy.
Prohibited Transactions
    The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:
    Short-Term Trading. Short-term trading of Company stock may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any director, officer or other employee of the Company or the Bank who purchases Company stock in the open market may not sell any Company stock of the same class during the six months following the purchase (or vice versa).
Short Sales. Short sales of Company stock (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the stock will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company stock are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.
Options Trading. Options trading may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term
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business objectives. For these reasons, any director, officer or other employee of the Company or the Bank are prohibited from buying or selling puts or calls or other derivative securities on the Company stock.
Hedging. Hedging and other monetization transactions may evidence an expectation on the part of the holder of the Company stock that the stock will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, hedging transactions may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, any director, officer or other employee of the Company or the Bank may not enter hedging or monetization transactions or similar arrangements with respect to Company stock.
Special Transactions
While the Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions, the Company has also determined that certain types of transactions may be necessary from time to time to provide flexibility to the persons subject to this policy while maintaining alignment with the long-term goals of the Company.
Margin Accounts and Pledged Securities. Securities held in margin accounts as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledger is aware of material nonpublic information or otherwise is not permitted to trade in Company stock, directors, officers and other employees are prohibited from holding Company stock in a margin account or otherwise pledging Company stock as collateral for a loan, unless prior consent is obtained from the Company’s Compliance Officer. In the event that securities are held in margin accounts for collateral or pledged as collateral, directors, officers and other employees should be aware that they may be personally subject to civil or criminal penalties, or both, in the event the shares are sold without their consent during a blackout period.
Standing and Limit Orders. Standing and limit orders create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company stock. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures”.
Additional Procedures
The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. The Additional Procedures are applicable only to those individuals described below.
Pre-Clearance Procedures. Any Director, Executive Management Team member, Senior Vice President, Vice President or any other person designated by the Compliance Officer from time to time, as well as the Family Members and Controlled Entities of such persons is subject to these procedures
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and may not engage in any transaction in Company stock without first obtaining pre-clearance of the transaction from the Compliance Officer.
A request for pre-clearance should be submitted to the Compliance Officer at least one business day in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is not granted, then they should refrain from initiating any transaction in Company stock and should not inform any other person of the restriction. Unless revoked or otherwise limited by a blackout period, a grant of permission will be effective for three trading days after permission is granted. If the transaction does not occur within those three days, pre-clearance of the transaction must be re-requested.

When a request for pre-clearance is made, the requestor should carefully consider whether they may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Compliance Officer. The requestor should also indicate whether they have effected any non-exempt "opposite-way" transactions within the past six months, and should be prepared to report the proposed transaction to the SEC on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale. Under no circumstance may a person trade while aware of material nonpublic information about the Company or the Bank. Thus, if a person becomes aware of material nonpublic information after receiving pre-clearance but before the trade has been executed, they must not effect the pre-cleared transaction.
Quarterly Trading Restrictions. All officers, directors and employees of the Company or the Bank may not conduct any transactions involving the Company’s stock (other than as specified by this Policy) during a “Blackout Period” beginning one week prior to the end of each fiscal quarter and ending on the first business day following the date of the public release of the Company’s earnings results for that quarter. In other words, these persons may only conduct transactions in Company stock during the “Window Period” beginning on the first business day following the public release of the Company's quarterly earnings and ending one (1) week prior to the close of the next fiscal quarter.
Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company or the Bank and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Compliance Officer may not trade Company stock. In addition, the Company's financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from trading in Company stock even sooner than the typical Blackout Period described above.
In that situation, the Compliance Officer may notify these persons that they should not trade in the Company's stock, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading restriction period.
Exceptions. The quarterly trading restrictions and event-specific trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings "Transactions Under Company Plans" and “Transactions Not Involving a Purchase or Sale.”

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Post-Termination Transactions
This Policy continues to apply to transactions in Company stock even after termination of service to the Company or the Bank. If an individual is in possession of material nonpublic information about the Company or the Bank when their service terminates, that individual may not trade in Company stock until that information has become public or is no longer material.
Consequences of Violations
The purchase or sale of securities while aware of material nonpublic information about the Company, the Bank or other entities having business dealings with the Bank, or the disclosure of material nonpublic information to others who then trade in the Company's stock (or the securities of such other entity), is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities. Punishment for insider trading violations is severe, and could include significant fines and imprisonment.
While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other "controlling persons" if they fail to take reasonable steps to prevent insider trading by company personnel.
In addition, an individual's failure to comply with this Policy may subject the individual to Companyimposed sanctions, including dismissal for cause, whether or not the employee's failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person's reputation and irreparably damage a career.
Company Assistance
Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer, who can be reached by telephone at 207-563-3195 x2011 or by e-mail at Carrie.Warren@thefirst.com.
Certification
All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy. Employees and directors who become subject to this Policy after its effective date will certify their understanding of, and intent to comply with, this Policy within thirty days of becoming subject to this Policy.

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Certification
I certify that:
1.I have read and understand the Company's Insider Trading Policy (the "Policy"). I understand that the Compliance Officer is available to answer any questions I have regarding the Policy.
2.Since the date the Policy became effective, or such shorter period of time that I have been an employee of the Company, I have complied with the Policy.
3.I will continue to comply with the Policy for as long as I am subject to the Policy.

Print name:
Signature:
Date:
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